Exhibit 5.1

Siana E. Lowrey
T: +1 415 693 2150
slowrey@cooley.com

February 28, 2018

Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, CA 94105

Re:     Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Yelp Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 4,186,245 shares of the Company’s Common Stock, par value $0.000001 (the “Shares”), issuable pursuant to the Company’s 2012 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Siana E. Lowrey
Siana E. Lowrey

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM